Exhibit 10.4
AMENDMENT TWENTY-TWO TO THE LOGISTICS SERVICES AGREEMENT

This Amendment Twenty-Two to the Logistics Services Agreement (“Overflow Amendment”) is entered into as of December 8, 2022 (the “Effective Date”), and amends the Logistics Services Agreement (defined below) by and between GEODIS Logistics LLC, formerly known as Ozburn-Hessey Logistics, LLC (“GEODIS”), and The Honest Company (“Client”, and together with GEODIS, the “Parties”).
A.GEODIS and Client entered into that certain Logistics Services Agreement, dated January 27, 2014 (“Agreement”);

B.Pursuant to the Agreement, GEODIS provides logistics and warehousing services for Client in a warehouse space located at 5550 Donovan Way, Las Vegas, NV (the “Main Facility”); and

C.Client requires additional overflow warehouse space and GEODIS has agreed to provide additional warehouse space and services within the facility located at is 13053 San Bernardino Ave., Fontana, CA 92335 (the “Overflow Warehouse”), as further described herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and this Overflow Amendment, and subject to the terms and conditions of the Agreement, with the exceptions defined below, the Parties agree as follows:

1.Description of Services
GEODIS will provide Client warehouse handling and storage services, specifically including the unloading of inbound containers, inbound put-away, storage, adding corner board and wrapping outbound for pallet pick and outbound loading of trailers (the “Overflow Services”) at the Overflow Warehouse.

The terms and conditions set forth in the Agreement shall apply only to the Overflow Services contemplated hereunder; provided that, Section 1 (TERM), Section 6 (TERMINATION), and the Agreement exhibits (and language referencing such exhibits) shall not apply to the Overflow Services set forth herein and such terms shall be governed by this Overflow Amendment exclusively. The term “Warehouse” in the Agreement shall be understood to mean the Overflow Warehouse specified herein as it relates to this Overflow Amendment. Should the Agreement be terminated or expire during the Term of this Overflow Agreement, the terms and conditions therein shall continue to govern these Overflow Services until the Parties execute a new master agreement that expressly governs these Overflow Services.

Should there be any other conflicts or inconsistencies between this Overflow Amendment and the Agreement, the provisions of this Overflow Amendment shall control.

2. Term of Agreement

The term for the Overflow Services is to begin December 8, 2022 and expire on February 28, 2023 (the “Initial Term”). After such time, upon written agreement by both Parties, the Overflow Services may renew each month in successive one (1) month periods (each a “Renewal Term,” collectively with the Initial Term, the “Term”). Following the Initial Term, either Party may terminate the Overflow Services under this Overflow Amendment for any reason whatsoever, in whole or in part, upon thirty (30) days’ written notice to the other Party.

3. Assumptions, Facts and Operating Parameters
•GEODIS to receive full pallets quantities for Client at the Overflow Warehouse
•GEODIS’ standard operating hours are 7:00 AM - 3:30 PM local time, Monday - Friday
•At the full pallet level, GEODIS will provide unloading of trailers, inbound putaway, storage, outbound pallet pick, and outbound loading.
•Product: Personal Care
•SKUs: less than 100 SKUs
•Bulk storage: Floor storage – double stacked
•Minimum square footage allocation: 5,000 square feet*
•Maximum square footage allocation: 100,000 square feet
•Temperature controlled space: Ambient
•Hazmat or OTC SKUs in scope: Not in scope
*In the event Client requires more than 5,000 square feet of storage space, Client may assume additional square footage in 5,000 square foot increments, and Client shall be billed for the maximum square footage amount in use during the month.

4. Rates and Invoicing
In consideration for the Overflow Services, Client shall pay GEODIS the fees and charges (“Rates”) set forth below. The Rates were determined in reliance on the operational parameters set forth in Section 3 above, as well as other data, projections or information provided to GEODIS by or on behalf of Client. Any variances or changes to (i) the operational parameters or forecasts in Section 3, (ii) any other data, projections or information provided to GEODIS by or on behalf of Client, or (iii) the scope of Overflow Services from the Year One baseline values may result in additional costs or impact timelines and project plans.

Pricing. Client and GEODIS agree to the fixed cost table below, wherein Client agrees to pay the expenses for the Overflow Services, plus an applicable mark-up, discussed herein. The fixed space rate costs include rent, CAM, and insurance related to the Overflow Warehouse. The variable costs include, but are not limited to, direct hourly labor, indirect hourly labor, supplies, miscellaneous costs, salary labor, utilities, building repairs, maintenance, equipment, and systems cost.

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5. Separate Agreement

Any termination, expiration, or breach of this Overflow Amendment shall have no bearing or effect on any other contractual relationships between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Overflow Amendment to be executed by their duly authorized representatives.

THE HONEST COMPANY, INC.	GEODIS LOGISTICS LLC
By: /s/ Kelly Kennedy	By: /s/ Anthony Jordan
Name: Kelly Kennedy	Name: Anthony Jordan
Title: Chief Financial Officer	Title: Chief Operating Officer
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